Exhibit 16.1

Deloitte & Touche LLP 695 Town Center Drive Suite 1200 Costa Mesa, CA 92626 USA Tel: +1 714 436 7100 Fax: +1 714 436 7200 www.deloitte.com

January 4, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of International Game Technology, Inc.’s Form 8-K dated December 30, 2009, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu